EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Rubicon Technology, Inc. on Form S-3 (File No. 333-167272), on Form S-3, as amended (File No. 333-192536) and on Forms S-8 (File No. 333-147552, File No. 333-180211 and File No. 333-213025) of our report dated March 20, 2020 with respect to our audits of the consolidated financial statements of Rubicon Technology, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report is included in this Annual Report on Form 10-K of Rubicon Technology, Inc. and Subsidiaries for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

Chicago, Illinois

March 20, 2020